VERTICALNET, INC.
UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2006
(in thousands)

	Historical	Amended Note	Proforma Adjusted
			Balance
Assets
Current assets	$8,404	$—	$8,404
Property and equipment, net	1,000	—	1,000
Other assets	12,878	—	12,878

Total assets	$22,282	$—	$22,282

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt, convertible notes, and other non-current liabilities	$7,754	$(4,674)	$3,080
Accounts payable and accrued expenses	4,939	—	4,939
Deferred revenues	4,057	—	4,057

Total current liabilities	16,750	(4,674)	12,076
Non-current portion of deferred revenues	765	—	765
Long-term debt, convertible notes, and other non-current liabilities	263	4,674	4,937

Total liabilities	17,778	—	17,778
Total shareholders’ equity	4,504	—	4,504

Total liabilities and shareholders’ equity	$22,282	$—	$22,282